Exhibit 99.1

October 18, 2010

Quarterly Report
Third Quarter 2010

We are pleased to report for the three months ended September 30, 2010, earnings for your company were up 16.3% when compared to the September 30, 2009 earnings. We reported $1.57 million in profit for the third quarter of 2010, compared to $1.35 million for the third quarter of 2009. On a year to date basis, we earned $3.7 million compared to $3.4 million for the nine months ended September 30, 2009, an 8.0% increase. Year to date earnings per share on a fully diluted basis, increased from $1.25 per share in 2009 to $1.35 per share in 2010.

Additionally, we are pleased to announce that the total assets of Kentucky Bank reached $666.1 million at September 30, 2010, which represents a 1.7% increase over the period ended September 30, 2009. Deposits increased 8.5% from $496.6 million to $538.9 million.

As has been said in prior quarterly reports, the state of the national and local economies still provides a large measure of uncertainty as we prepare for the last quarter of 2010 and even into 2011. The national unemployment rate is still hovering at 9.5% and the Kentucky unemployment rate at 10.0% as of the date of this letter. We believe that until the employment situation improves, the economy will continue to move at a very slow pace. The housing market is still extremely slow, despite record low interest rates. The stock market has shown some recent strength which, in the past, has been an indicator of the future of the economy. We hope this is still the case. We have seen more publicly traded companies showing improved earnings over the past quarter, which we also hope is a positive sign.

We are continuing our efforts to move market share in those areas where troubled banks continue to struggle. We are pursuing this strategy by calling on businesses and individuals, providing Premier Customer Service at every opportunity, and by ensuring we have the products available to our customers that will fit their needs.

We are closing in on the end of the year and we will be doing everything possible so that we can accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                       9/30/2010          9/30/2009          Change
Assets
   Cash & Due From Banks                            $  18,115,061      $  11,483,550           57.7%
   Securities                                         176,487,078        169,558,408            4.1
   Loans Held for Sale                                    148,800                  -            n/m
   Loans                                              415,416,551        427,920,730           -2.9
   Reserve for Loan Losses                              7,371,721          6,337,802           16.3
     Net Loans                                        408,044,830        421,582,928           -3.2
   Federal Funds Sold                                   7,855,000            102,000           76.0
   Other Assets                                        55,455,793         52,266,443            6.1
   Total Assets                                     $ 666,106,562      $ 654,993,329            1.7%

Liabilities & Stockholders' Equity
   Deposits
     Demand                                         $ 112,889,900      $  91,338,800           23.6%
     Savings & Interest Checking                      158,127,111        149,056,904            6.1
     Certificates of Deposit                          267,837,125        256,187,535            4.5
       Total Deposits                                 538,854,136        496,583,239            8.5
   Repurchase Agreements                                4,118,278         10,055,688          -59.0
   Other Borrowed Funds                                53,102,552         78,765,682          -32.6
   Other Liabilities                                    5,341,603          6,725,119          -20.6
     Total Liabilities                                601,416,569        592,129,728            1.6
   Stockholders' Equity                                64,689,993         62,863,601            2.9
     Total Liabilities & Stockholders' Equity       $ 666,106,562      $ 654,993,329            1.7%



CONSOLIDATED INCOME STATEMENT
                                                  Nine Months Ending                    Three Months Ending
                                                                  Percentage                             Percentage
                                         9/30/2010     9/30/2009    Change     9/30/2010     9/30/2009     Change
Interest Income                        $ 22,924,210  $ 24,016,153    -4.5%   $ 7,475,788   $ 7,911,425      -5.5%
Interest Expense                          8,012,451     9,665,872   -17.1      2,565,150     2,986,380     -14.1
  Net Interest Income                    14,911,759    14,350,281     3.9      4,910,638     4,925,045      -0.3
Loan Loss Provision                       1,950,000     1,350,000    44.4        700,000       450,000      55.6
  Net Interest Income After Provision    12,961,759    13,000,281    -0.3      4,210,638     4,475,045      -5.9
Other Income                              7,422,952     6,855,029     8.3      3,306,232     2,291,326      44.3
Other Expenses                           16,217,355    16,152,940     0.4      5,709,661     5,304,629       7.6
  Income Before Taxes                     4,167,356     3,702,370    12.6      1,807,209     1,461,742      23.6
Income Taxes                                467,301       277,511    68.4        232,673       107,867     115.7
  Net Income                           $  3,700,055  $  3,424,859     8.0    $ 1,574,536   $ 1,353,875      16.3
Net Change in Unrealized Gain (loss)
 on Securities                            1,679,934     4,108,818   -59.1        788,651     3,289,941     -76.0
  Comprehensive Income                 $  5,379,989  $  7,533,677   -28.6%   $ 2,363,187   $ 4,643,816     -49.1%

Selected Ratios
  Return on Average Assets                     0.70%         0.68%                  0.91%         0.82%
  Return on Average Equity                      7.9           7.8                   10.0           9.1

  Earnings Per Share                        $  1.35       $  1.25                $  0.57       $  0.49
  Earnings Per Share - assuming dilution       1.35          1.25                   0.57          0.49
  Cash Dividends Per Share                     0.63          0.60                   0.21          0.20
  Book Value Per Share                        23.59         22.94

  Market Price                          High         Low        Close
    Third Quarter '10                  $17.50      $15.00      $17.00
    Second Quarter '10                 $18.00      $15.75      $15.75